UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): November 17, 2008
ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-12691	22-2286646
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.
     ION Stock Appreciation Rights Plan. On November 17, 2008, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of ION Geophysical Corporation (the “Company”) recommended adoption of the ION Stock Appreciation Rights Plan (the “SAR Plan”) to the Board, and on the same date the Board adopted the SAR Plan.
     The SAR Plan, which is administered by the Compensation Committee, provides the authority to grant stock appreciation rights (“SARs”) to nonemployee directors, consultants and key employees, including executive officers. The terms of each SAR award will be reflected in a SAR award agreement between the Company and the participant, and the award agreement will terminate not later than 10 years after its date of grant. SARs may be exercised in part or in full prior to their termination, and it will allow the participant to participate in the economic equivalent of the appreciation of the Company’s common stock. Upon the exercise of a SAR, the holder will receive a cash payment equal to the amount by which the fair market value per share of the Company’s common stock on the exercise date exceeds the exercise price of the SAR, multiplied by the number of shares underlying the exercised portion of the SAR. SARs may be settled only in cash and cannot be settled in shares of ION common stock. SARs are subject to such conditions and are exercisable at such times as determined by the Compensation Committee, but the exercise price per share cannot be less than the fair market value of a share of common stock on the date of grant, as determined under the SAR Plan.
     The Compensation Committee has discretion to select the participants who will receive SAR awards and to determine the type, size and terms of each SAR award. The Compensation Committee is also authorized to make such other determinations that it decides are necessary or desirable in connection with the interpretation and administration of the SAR Plan.
     Unless otherwise provided in the applicable SAR award agreement, if a participant’s employment or other service is terminated other than due to the participant’s death, disability, retirement or for cause, any non-vested portion of the participant’s SARs will terminate and no further vesting will occur. In such event, the participant’s then-exercisable SARs will remain exercisable until the earlier of the expiration date set forth in the award agreement or 180 days after the date of termination of employment. If a participant’s termination of employment is due to the participant’s disability, death or retirement, (a) all outstanding unvested SARs held by the participant will accelerate vesting and become immediately exercisable and (b) the participant’s SARs will remain exercisable until the earlier of the expiration date of such SARs or one year following termination. If a participant’s termination is for cause, all vested and non-vested SARs will immediately expire and shall not be exerciseable on and after the date of termination. Upon a change in control of the Company, all outstanding SARs will accelerate vesting and become immediately exercisable.
     The Board may amend, alter or discontinue the SAR Plan at any time. The Board or the Compensation Committee may also amend the terms of any SAR award previously granted; however, no amendment or discontinuance may impair the existing rights of any participant without the participant’s consent. The SAR Plan also provides that SARs granted under the SAR Plan will not be (i) repriced by lowering the exercise price after grant or (ii) replaced or regranted through cancellation. Unless sooner terminated, the SAR Plan will expire on November 17, 2018, and no awards may be granted under the SAR Plan after that date.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2008	ION GEOPHYSICAL CORPORATION
	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

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